Exhibit 99.3

Bond Calculator

REI Capital Income LLC (“REICI”)

Offering: $100.00 - Fifteen Year - 5.5% Bonds

Purpose and Assumptions:

The following is an example payment and accretion schedule assuming a purchaser were to acquire one hundred (100) REICI fifteen (15) year Bonds at the one hundred dollar ($100) face value, a coupon interest at five and one half percent (5.5%) per annum calculated based on a three hundred sixty (360) day year payable quarterly. A quarterly Pay Rate of 4.0% on the original face value and the 1.5% difference accretes to the principle balance each quarter.

As stated in the Offering Circular Bondholder Accounts, Effective Date is a defined term meaning: The interest payment on REICI Bonds will begin to accrue on the first day of the next calendar month following deposit of an Investor’s subscription funds into REICI’s bank account.

Amount to Invest:	$10,000.00
Price per Bond	$100.00
# of Bonds	100
Term (Years)	15
Coupon Rate:	7.00%
Qrtly Pay Rate	5.50%
Quarterly Interest	$137.50

Summarization:
Principal (accreted) due at maturity	$13,925.25

Interest Paid and Accreted Effective Yield:	$	%
Total interest paid	$8,250.00	5.50%
Total interest accreted	3,925.25	2.70%

Total interest earned	$12,175.25	8.20%

REICI Bonds – Payment and Accretion Schedule:

	Quarter	Principal	Interest	Payment	Accreted	Quarter	Principal	Interest	Payment	Accreted
Original purchase value of Bonds at	Effective date	$10,000.00	$-	$-	$-	31	$11,526.21	$200.60	$137.50	$63.10
	1	10,037.50	175.00	137.50	37.50	32	11,590.42	201.71	137.50	64.21
	2	10,075.66	175.66	137.50	38.16	33	11,655.75	202.83	137.50	65.33
	3	10,114.48	176.32	137.50	38.82	34	11,722.23	203.98	137.50	66.48
	4	10,153.98	177.00	137.50	39.50	35	11,789.87	205.14	137.50	67.64
	5	10,194.17	177.69	137.50	40.19	36	11,858.69	206.32	137.50	68.82
	6	10,235.07	178.40	137.50	40.90	37	11,928.72	207.53	137.50	70.03
	7	10,276.68	179.11	137.50	41.61	38	11,999.97	208.75	137.50	71.25
	8	10,319.02	179.84	137.50	42.34	39	12,072.47	210.00	137.50	72.50
	9	10,362.10	180.58	137.50	43.08	40	12,146.24	211.27	137.50	73.77
	10	10,405.94	181.34	137.50	43.84	41	12,221.30	212.56	137.50	75.06
	11	10,450.54	182.10	137.50	44.60	42	12,297.67	213.87	137.50	76.37
	12	10,495.92	182.88	137.50	45.38	43	12,375.38	215.21	137.50	77.71
	13	10,542.10	183.68	137.50	46.18	44	12,454.45	216.57	137.50	79.07
	14	10,589.09	184.49	137.50	46.99	45	12,534.90	217.95	137.50	80.45
	15	10,636.90	185.31	137.50	47.81	46	12,616.76	219.36	137.50	81.86
	16	10,685.55	186.15	137.50	48.65	47	12,700.05	220.79	137.50	83.29
	17	10,735.05	187.00	137.50	49.50	48	12,784.80	222.25	137.50	84.75
	18	10,785.41	187.86	137.50	50.36	49	12,871.03	223.73	137.50	86.23
	19	10,836.65	188.74	137.50	51.24	50	12,958.77	225.24	137.50	87.74
	20	10,888.79	189.64	137.50	52.14	51	13,048.05	226.78	137.50	89.28
	21	10,941.84	190.55	137.50	53.05	52	13,138.89	228.34	137.50	90.84
	22	10,995.82	191.48	137.50	53.98	53	13,231.32	229.93	137.50	92.43
	23	11,050.75	192.43	137.50	54.93	54	13,325.37	231.55	137.50	94.05
	24	11,106.64	193.39	137.50	55.89	55	13,421.06	233.19	137.50	95.69
	25	11,163.51	194.37	137.50	56.87	56	13,518.43	234.87	137.50	97.37
	26	11,221.37	195.36	137.50	57.86	57	13,617.50	236.57	137.50	99.07
	27	11,280.24	196.37	137.50	58.87	58	13,718.31	238.31	137.50	100.81
	28	11,340.14	197.40	137.50	59.90	59	13,820.88	240.07	137.50	102.57
	29	11,401.09	198.45	137.50	60.95	60	13,925.25	241.87	137.50	104.37
	30	11,463.11	199.52	137.50	62.02
						Totals	$13,925.25	$12,175.25	$8,250.00	$3,925.25